Exhibit 10.15

2010 FEDERAL HOME LOAN BANK INDIANAPOLIS

EXECUTIVE INCENTIVE COMPENSATION PLAN (STI)

Approved by Board of Directors January 21, 2010

MISSION GOALS		WEIGHTED VALUE	MINIMUM THRESHOLD	2010 TARGET	MAXIMUM
1.	PROFITABILITY
	Potential Dividend over our Cost of Funds(1)	50%	50 B.P.	100 B.P.	250 B.P.
		(35% CRM)

2.	ADVANCES
	Member Participation(2)	15%	65.0%	67.0%	70.0%
		(11% CRM)
	New, Reactivated or Cross-Sold Members(3)	10%	8 pts.	14 pts.	20 pts.
		(5% CRM)

3.	MORTGAGE PURCHASE PROGRAM
	MPP Production(4)	10%	$238 M	$325 M	$750 M
		(7% CRM)

4.	COMMUNITY INVESTMENT
	CIP Advances Originated(5)	10%	$25 M	$50 M	$100 M
		(7% CRM)

5.	CORPORATE RISK MANAGEMENT
	REPORTING(6)	5%	Met Expectations	Fully	Fully
		(35% CRM)	for CRM Reporting/ Monitoring	Proficient	Proficient and Efficient

2010 FEDERAL HOME LOAN BANK OF INDIANAPOLIS

EXECUTIVE INCENTIVE COMPENSATION PLAN

Definitions:

(1)	Potential Dividend is defined as adjusted net income as a percentage of average total capital stock. Adjusted net income is adjusted (i) for the effects of current and prior period prepayments and debt extinguishments, (ii) to exclude mark to market adjustments and other effects from SFAS 133, (iii) and to exclude the effects from SFAS 150. Assumes no material change in investment authority under FHFB’s FMP, regulation, policy, or law.

(2)	How advances participation will be measured:

At the end of each month:

•	Prepare a listing of all members who have a CRS model score above 30 that do not have a stressed capital ratio below 4% as of the previous quarter end.

•	Since insurance companies do not have a calculated CRS model score, all insurance companies would be included as well with the exception of Standard Life Insurance of Indiana.

•	A determination would be made as to the number of qualified members who had an outstanding advance, letter of credit, or line of credit as of month end.

•	The qualified members utilizing any of the three advance products will be divided by the total members in the qualifying group for the month to determine a monthly participation rate.

•	Each month a new qualifying group and usage will be determined.

•	At the end of the year, the monthly participation rates will be summed and divided by 12 to determine the average annual participation rate and compared to the annual goal.

(3)	How to measure new, reactivated or cross-sold members:

•

A snapshot will be taken at the beginning of each month to determine qualified members (defined as federally-insured depositories having a CRS model score over 30 and a stressed capital ratio not less than 4% plus insurance company members, eliminating Standard Life Insurance of Indiana). The 2009 product usage of each of the 3 credit products will be noted.

•

Should an additional product category be activated anytime during the measurement month that was not being utilized by the qualified member at year end 2009, an additional product usage “point” will be recorded. Once a product point is earned from a member in any month for a particular product category, it shall not be earned again during the calendar year.

•	The total number of product usage points earned each month will be added together and compared to the 2010 goal.

(4)	Mortgage Purchase Program production will be the amount of all MDCs traded in 2010. Assumes no capital requirement for MPP. It also assumes no material change in MPP authority under FHFB’s FMP, regulation, policy, or law. If the new LRA product is not timely approved or the no-action waiver is not extended, or if new low-income MPP targets are established, the Board will re-visit this target. When calculating achievement between the minimum threshold and the performance maximum, no single member can account for more than 25% of production.

(5)	Newly-originated Community Investment Cash Advances, including CIP, HomeRetain and other qualifying advances and CIP qualified letters of credit, provided in support of targeted projects as defined in 12 CFR Part 952 and the FHLBank Act.
(6)	CEO evaluated. This will be based on evaluation of efficiency on the level of CRM reporting and assessment services provided to the Bank, taking into account CRM officer’s project deliverables, and both risk and return for its activities. Efficiency is broader than just meeting budget expectations for CRM division and entails exhibiting executive vision and creating/maintaining a high level of cooperation and professionalism with all operating areas of the Bank, while providing beneficial insight into material risks. The Board will determine the goal achievement for the CEO.

Plan Terms:

The Board of Directors finds that this incentive compensation balance between modest profit incentives and product origination, in combination with a three-year long term incentive compensation plan having equivalent goals, is reasonable and total executive compensation is supported by market comparables. Since 1989, the Bank has provided incentive compensation based on this balanced deliverable of modest profitability to reward shareholder investment and to encourage product usage. This balance is consistent with sound risk management and preservation of the Bank’s par value of capital stock. The Board finds that payments under this Plan are consistent with the principles of Federal Housing Finance Agency Advisory Bulletin 2009-AB-09 (October 27, 2009) and the Board’s objective of meeting annual and long-term financial performance objectives without taking undue risks.

By resolution the Board of Directors may reduce or eliminate a payout that is otherwise earned under this Plan, if the Board finds that a serious, material safety-soundness problem or a serious, material risk management deficiency exists at the Bank.

For performance results less than the stated threshold, there is no payout for that particular goal. For performance results equal to or greater than the stated threshold and less than the target, the respective payout will be the threshold achievement percentage plus the interpolated percentage between the threshold and the respective target for that particular goal. For performance results equal to or greater than the stated target, the respective payout will be the target achievement percentage plus the interpolated percentage between the target and the respective maximum for that particular goal.

The Board of Directors may amend this plan at any time during or after the plan year for any reason, including without limitation, emergency or any unanticipated market conditions outside of management’s control. To be eligible to receive a payment under the plan, the employee must be actively employed on the date of payment, or be on an approved leave of absence, including FMLA leave. For new hires added to the plan during the plan year, their payout shall be pro-rated based on the months worked at the Bank. Employees hired after October 1 of the plan year are not eligible for the short-term incentive compensation plan, unless otherwise provided by the Board. In the event a participant terminates employment during the plan year, he or she will not be eligible to receive incentive payments under the plan, unless the employee terminates because of death or disability. In these cases or where the Board otherwise determines the incentive payment is appropriate, the payment shall be made on a pro-rata monthly basis earned through the date of termination assuming a satisfactory or better job performance record up to the date of termination.

The plan in its entirety is discretionary and may be discontinued by the board of directors at any time. It is not intended to create any vested rights to employees or their beneficiaries. This plan shall not be considered a contract and nothing in the plan shall be construed as providing participants any assurance of continued employment for any definite period of time, nor any assurance of current or future earnings. This plan shall not, in any manner, limit the Bank’s right to reduce or terminate compensation and/or employment at its will, with or without cause.

For 2010, participation is as follows:

	Short-Term Incentive Plan
Eligible Participants**	Threshold*	Target*	Maximum*
President-CEO	30.0%	50.0%	70.0%
Senior Vice Presidents and First Vice President-Corporate Risk Manager	20.0%	30.0%	40.0%
First Vice Presidents	20.0%	25.0%	30.0%

The percentage is measured against the employee’s stated annual base salary for the plan year.

*	Note for short-term incentive planning purposes, the Threshold performance benchmark for overall salary and benefits administration should over a ten year horizon be achieved approximately ten percent (10%) of the time. For quantifiable objectives, the Target is based generally on budget forecast objectives, plus a five percent (5%) stretch, and ordinarily should be achieved. The Maximum represents truly exceptional performance (e.g., budget +15%) accomplished approximately ten percent (10%) of the time.
**	This plan excludes the Internal Audit staff, including the director.

Compensation paid to employees under the plan will be paid to employees no later than March 15th of the year immediately following the year in which the compensation is earned, and is not intended to be deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and/or any Regulations adopted thereunder. Compensation will be paid upon approval by the Board and after review of the calculations by the external auditor.